Exhibit 99.2

Fluor Corporation	Keith Stephens / Brian Mershon
Irving, Texas 75039	Media Relations
6700 Las Colinas Blvd	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR CORPORATION INCREASES EPS GUIDANCE TO INCLUDE ONE-TIME GAIN

Irving, TX — May 14, 2008 — Earlier today, Fluor completed the sale of its 50 percent interest in the Greater Gabbard Offshore Winds Ltd. joint venture to Airtricity Holdings (UK) Limited, a subsidiary of Scottish and Southern Energy plc.  This transaction results in a one-time gain of approximately $0.50 per diluted share, which will be included in second quarter results.  As a result, the company is increasing its full year Earnings Per Share guidance for 2008 by $0.35, to a range of $6.60 to $6.90 per share.  This compares to guidance of $6.25 to $6.55 per share, issued on May 12, which included approximately $0.15 per share of initial cash proceeds received earlier in the quarter.

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $16.7 billion in 2007.  For more information, visit www.fluor.com.

FLRF